EXHIBIT 99.1

NEWS FROM

For more information contact:	For media inquiries:
Kate Lowrey	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER 2013 RESULTS

ST. LOUIS, May 7, 2013 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the second quarter ended March 31, 2013.
As noted in the November 12, 2012 earnings release, the Company would provide its operating results (EPS) for 2013 on an adjusted basis, which excluded certain costs associated with the Test segment restructuring. Additional specific costs and charges were identified in the Company’s April 17, 2013 Profit Improvement Plan announcement that will also be excluded from EPS “As Adjusted” in 2013.
Management believes EPS “As Adjusted” is a better indicator of the Company’s 2013 performance and allows shareholders better visibility into the underlying operations of the Company.
During the second quarter, EPS “As Adjusted” reflects the add-back of $0.22 per share of non-operating charges related to the Test restructure ($0.03), the deferred tax asset write-off related to the Doble-Lemke facility closure ($0.07), and the write-off of the Acendant Network inventory ($0.12).

Summary Highlights

•	Q2 2013 EPS “As Adjusted” was $0.28 per share, with GAAP EPS of $0.06 per share compared to $0.38 in Q2 2012;
•	During Q2 2013, the Company recorded an additional $12 million in orders from Southern California Gas Company (SoCalGas), resulting in program-to-date orders of $151 million through March 31, 2013;
•
Consolidated orders were $175 million in Q2 2013, resulting in a book-to-bill ratio of 1.05x, and firm backlog of $465 million at March 31, 2013. Backlog increased $58 million, or 14 percent, since September 30, 2012;

•	Segment book-to-bill ratios for Q2 and YTD 2013 were: Utility Solutions Group (USG) 1.10x and 1.29x, Filtration 0.97x and 1.09x, and Test 1.08x and 1.13x;
•
Consolidated Q2 2013 sales were $166 million compared to $174 million in Q2 2012, with Filtration increasing $5 million (10 percent), while USG decreased $2 million due to a lower volume of power-line sales partially offset by higher RF product sales, and Test was $11 million lower due to the timing of major projects within the comparable periods;

•	Q2 2013 cost of sales includes the $5.0 million inventory write-off noted above;
•	SG&A decreased to $46 million in Q2 2013 from $48 million in Q2 2012 primarily due to lower costs in all three operating segments as several cost savings initiatives were realized; and,
•	The 56 percent effective tax rate in Q2 2013 is the result of the previously announced write-off of the Doble-Lemke deferred tax asset ($1.8 million) resulting from the closure of its German facility.
The remainder of the previously announced costs and charges related to the closure of the Doble-Lemke operation ($4.0 million) and the Aclara manufacturing facility ($3.0 million) will be recognized over the next several quarters in accordance with generally accepted accounting principles.
While further restructuring activities of this magnitude are not currently expected, Management regularly reviews its ongoing operating costs to ensure that the respective businesses are properly sized to deliver the operating results required to meet the Company’s earnings commitments.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “Clearly the highlight of the second quarter continues to be the strength of our orders and the growth of our backlog. Operationally, the quarter was a bit softer than originally planned, but I’m pleased that our shortfall is contained within one of our operating segments, and is not a broad indication of an overall market downturn across our operating platforms.
“We previously communicated that the overall AMI market is experiencing project delays as customer decisions are stretching out over a longer period of time when compared to the past. RFP evaluation processes and technology piloting activity are running considerably longer than they have historically. Aclara is not immune to the current market dynamic and as a result, the timing of the current AMI projects remains difficult to predict.
 “I’m very satisfied with our performance on the SoCalGas project which is operating on schedule with the project continuing to increase volumes as expected. The early system deployments are working as designed and the customer relationship remains strong, evidenced by SoCal’s additional $12 million of orders received in the quarter bringing the total commitment to over $150 million.
“Our profit improvement initiatives are on track and we fully expect them to be completed on time and on budget, with the corresponding savings being realized as planned.
 “Operationally, Filtration continued its outstanding performance on both the top and bottom line, and Test came in generally as expected. We continue to see Test’s recently announced electro-magnetic pulse (EMP) interference market developing ahead of plan and we remain excited about this new market’s growth prospects.
 “USG was expected to remain soft in the second quarter due to the Aclara items noted and the results reflect that. Last quarter, we discussed some headwind at Doble resulting from October’s East Coast storm that delayed some product and service revenues, and now that this has passed, we expect the second half to resume to a more normal buying pattern at Doble.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 18 to stockholders of record on July 4.

Share Repurchase Program

Through March 31, 2013, the Company spent approximately $10 million to repurchase approximately 270,000 shares, bringing the total amounts repurchased under the current authorization to approximately $15 million and 420,000 shares.

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Fiscal Year 2013

As referenced in the April 17, 2013 Profit Improvement Plan release, Management indicated it was expecting lower sales and earnings for the balance of 2013 compared to earlier guidance as a result project delays in the water market and slower than expected COOP product deliveries.
Management continues to see strong and sustainable growth across the Filtration businesses; Test is on track to meet its earlier commitments; and Doble is expecting slightly lower revenues while generally maintaining its profit plan. Aclara’s water and COOP businesses are expected to be lower than originally planned due to delayed customer decisions in the water market and lower distributor demand impacting the COOP market as distributors reduce their inventory levels. Management continues to believe the issues impacting the water and COOP market are timing related and the overall market remains strong.
 Based on the lower revenue projections of higher margin products, Management expects 2013 EPS – “As Adjusted” in the range of $1.60 to $1.80 per share.
For the balance of the year, Management expects 2013 revenues and EPS to be significantly second half weighted. The first half of 2013 reflected lower quantities of deliveries to SoCalGas against the full operating infrastructure in place to support the project. Additionally, the first half of 2013 was previously expected to be lower than the first half of 2012 due to fewer electric COOP shipments in 2013.
While lower than earlier projected, the current expectations for sales and EPS growth in the second half of 2013 will be supported by SoCalGas being in full deployment mode, Test having completed its facility restructuring delivering higher margins, higher electric COOP shipments (compared to the first half due to timing during the year), and the water business delivering at marginally higher levels than in the first half.

Conference Call

The Company will host a conference call today, May 7, at 4 p.m. Central Time, to discuss the Company’s second quarter 2013 operating results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 34424905).

Forward-Looking Statements

Statements in this press release regarding the amount and timing of the Company’s expected 2013 and beyond revenues, growth, margins, tax rates, 2013 EPS – “As Adjusted”, EPS, EBIT, sales, orders, the timing, size and success of the SoCalGas AMI project, the costs, benefits and timing of the profit improvement initiatives and restructuring activities previously announced, the amount and timing of COOP and water sales, the likelihood of further restructuring activities, the success of new products, the buying patterns of Doble customers, the size, number and timing of growth opportunities in the future, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012; and the following: changes in requirements or financial constraints impacting SoCalGas; the success of the Company’s competitors; changes in federal or state energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; termination for convenience of customer contracts; timing and content of future contract awards and customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; the Company’s successful execution of profit improvement initiatives and restructuring activities; and the Company’s ability to successfully integrate newly-acquired businesses.
Non-GAAP Financial Measures
The financial measures EBIT, EBIT margin and EPS – “As Adjusted” are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales and EPS – “As Adjusted” as GAAP EPS less the Test segment restructuring charges (representing $0.03 per share during the second quarter of 2013), the deferred tax asset write-off related to the Doble-Lemke facility closure (representing $0.07 per share during the second quarter of 2013), and the write-off of the Acendant Network inventory (representing $0.12 per share during the second quarter of 2013). EBIT, EBIT margin and EPS – “As Adjusted” are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin and EPS – “As Adjusted” provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Net Sales	$166,178	173,863
Cost and Expenses:
Cost of sales	110,681	105,967
Selling, general and administrative expenses	45,751	47,944
Amortization of intangible assets	4,203	3,254
Interest expense	668	470
Other (income) expenses, net	1,330	(376)
Total costs and expenses	162,633	157,259

Earnings before income taxes	3,545	16,604
Income taxes	1,986	6,402

Net earnings	$1,559	10,202

Earnings per share:
Basic
Net earnings	$0.06	0.38

Diluted
Net earnings	$0.06	0.38

Average common shares O/S:
Basic	26,417	26,706
Diluted	26,745	26,985

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2013	Six Months Ended March 31, 2012

Net Sales	$311,443	326,788
Cost and Expenses:
Cost of sales	204,719	198,688
Selling, general and administrative expenses	92,690	96,634
Amortization of intangible assets	7,703	6,407
Interest expense	1,231	961
Other (income) expenses, net	1,258	(848)
Total costs and expenses	307,601	301,842

Earnings before income taxes	3,842	24,946
Income taxes	2,037	9,537

Net earnings	$1,805	15,409

Earnings per share:
Basic
Net earnings	$0.07	0.58

Diluted
Net earnings	$0.07	0.57

Average common shares O/S:
Basic	26,460	26,689
Diluted	26,763	26,940

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,				Six Months Ended March 31,
	2013		2012		2013		2012
Net Sales
Utility Solutions Group	$72,731		74,475		135,349		144,824
Test	39,821		50,483		76,116		89,837
Filtration	53,626		48,905		99,978		92,127
Totals	$166,178		173,863		311,443		326,788

EBIT
Utility Solutions Group	$(2,423)		9,101		(4,631)		14,067
Test	2,559		4,775		3,078		6,722
Filtration	10,894		9,468		19,695		17,704
Corporate	(6,817)	(1)	(6,270)	(1)	(13,069)	(2)	(12,586)	(3)
Consolidated EBIT	4,213		17,074		5,073		25,907
Less: Interest expense	(668)		(470)		(1,231)		(961)
Earnings before income taxes	$3,545		16,604		3,842		24,946

Note:
Depreciation and amortization expense was $7.3 million and $6.3 million for the quarters ended March 31, 2013 and 2012, respectively, and $13.8 million and $12.3 million for the six-month periods ended March 31, 2013 and 2012, respectively.

(1)	Includes $1.1 million of amortization of acquired intangible assets.
(2)	Includes $2.0 million of amortization of acquired intangible assets.
(3)	Includes $2.3 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2013	September 30, 2012

Assets
Cash and cash equivalents	$35,880	30,215
Accounts receivable, net	141,154	151,051
Costs and estimated earnings on
long-term contracts	15,523	14,567
Inventories	117,497	108,061
Current portion of deferred tax assets	22,706	22,313
Other current assets	38,699	17,237
Total current assets	371,459	343,444

Property, plant and equipment, net	80,699	75,876
Intangible assets, net	244,392	231,473
Goodwill	387,630	361,280
Other assets	21,327	21,680
	$1,105,507	1,033,753

Liabilities and Shareholders' Equity
Short-term borrowings and current maturities
of long-term debt	$51,698	50,000
Accounts payable	50,237	54,049
Current portion of deferred revenue	40,149	24,920
Other current liabilities	67,254	75,236
Total current liabilities	209,338	204,205
Deferred tax liabilities	92,790	88,675
Other liabilities	56,021	44,560
Long-term debt	126,000	65,000
Shareholders' equity	621,358	631,313
	$1,105,507	1,033,753

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

Six Months Ended March 31, 2013
Cash flows from operating activities:
Net earnings	$1,805
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	13,796
Stock compensation expense	2,434
Changes in current assets and liabilities	(27,470)
Inventory write down	5,045
Effect of deferred taxes	3,722
Change in deferred revenue and costs, net	3,811
Pension contributions	(1,755)
Other	676
Net cash provided by operating activities	2,064

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(28,247)
Capital expenditures	(10,117)
Additions to capitalized software	(7,665)
Net cash used by investing activities	(46,029)

Cash flows from financing activities:
Proceeds from long-term debt	77,698
Principal payments on long-term debt	(15,000)
Dividends paid	(4,244)
Purchases of common stock into treasury	(9,703)
Proceeds from exercise of stock options	1,739
Other	(49)
Net cash provided by financing activities	50,441

Effect of exchange rate changes on cash and cash equivalents	(811)

Net increase in cash and cash equivalents	5,665
Cash and cash equivalents, beginning of period	30,215
Cash and cash equivalents, end of period	$35,880

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q2 FY 2013	Utility Solutions	Test	Filtration	Total
Beginning Backlog - 1/1/13	$220,259	85,960	150,488	456,707
Entered Orders	79,736	43,084	51,826	174,646
Sales	(72,731)	(39,821)	(53,626)	(166,178)
Ending Backlog - 3/31/13	$227,264	89,223	148,688	465,175

Backlog And Entered Orders - YTD Q2 FY 2013	Utility Solutions	Test	Filtration	Total
Beginning Backlog - 10/1/12	$187,795	79,418	139,689	406,902
Entered Orders	174,818	85,921	108,977	369,716
Sales	(135,349)	(76,116)	(99,978)	(311,443)
Ending Backlog - 3/31/13	$227,264	89,223	148,688	465,175